Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2010

MT. LAUREL, NEW JERSEY, August 2, 2010 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that net sales for the second quarter ended June 30, 2010 were $47.8 million, up 37%, compared to $35.0 million for the second quarter 2009. Income from continuing operations was $2,063,000, or $0.34 per diluted share, compared to a loss from continuing operations of $347,000, or $0.06 per diluted share, for the same period in 2009. Included in the Company’s results for the second quarter ended June 30, 2009 were restructuring charges of $534,000, related to the severance costs for reducing staff and overhead expenses to be in line with business levels.

Net sales from continuing operations for the six months ended June 30, 2010 were $89.9 million, up 26%, compared to net sales of $71.2 million for the six months ended June 30, 2009. Income from continuing operations for the six months ended June 30, 2010 was $3,339,000, or $0.55 per diluted share, compared to a loss from continuing operations of $102,000, or $0.02 per diluted share, for the same period last year.

Loss from discontinued operations, net of tax, was $1,199,000 (which includes a charge of $784,000, net of tax, related to environmental remediation) for the first six months of 2010, compared to a loss from discontinued operations, net of tax, of $283,000 for the same period last year.

For the six-month period ended June 30, 2010, the Company recorded net income of $2,140,000, or $0.35 per diluted share, compared to a net loss of $385,000, or $0.06 per diluted share, for the same period last year.

The Company’s four business segments all recorded improved results for the first six months of 2010. SL Power Electronics recorded net sales of $37.4 million and operating income of $2.4 million, compared to net sales of $26.3 million and operating loss of $0.6 million for the same period in 2009. The High Power Group recorded net sales of $26.3 million and operating income of $2.2 million, compared to net sales of $21.9 million and operating income of $1.2 million for the same period last year. SL Montevideo Technology, Inc. recorded net sales of $14.9 million and operating income of $2.0 million, compared to net sales of $13.4 million and operating income of $1.8 million for the first six months of 2009. RFL Electronics Inc. recorded net sales of $11.3 million and operating income of $1.7 million, compared to net sales of $9.6 million and operating income of $0.6 million for the same period last year.

Commenting on the results, William Fejes, President and Chief Executive Officer of SL Industries, said, “Despite the measured pace of the global economic recovery, we are encouraged by our operating results, the pace of new orders, and the level of our backlog. While sales for the first six months of 2010 increased by 26%, total operating expenses (which includes engineering and product development expenses, selling, general and administrative expenses and depreciation and amortization), as a percentage of sales, decreased from 32% for the first six months of 2009 to 26% for the first six months in 2010.”

“During 2009, the Company experienced a significant decrease in sales and income due to the global economic downturn. Demand for the Company’s products has continued to increase in the second quarter of 2010, compared to the second quarter of 2009 as well as for the first six months of 2010, compared to the same period in 2009.”

“The Company reported net new orders of $54.8 million in the second quarter of 2010, compared to net new orders of $30.0 million in the second quarter of 2009, an increase of 83%. At June 30, 2010, the Company’s backlog increased to $74.0 million, compared to $51.5 million a year earlier, an increase of 44%. All of the Company’s business segments recorded increases in backlog, which ranged from 17% to 86%.”

Fejes elaborated, “SL Power Electronics, which had been impacted the most in 2009 by the global economic downturn, has rebounded nicely with increases in the first half of 2010 in sales of $11,119,000, or 42%, and had income from operations of $2,374,000, compared to a loss of $577,000 in 2009. The High Power Group also had a significant increase in sales of $4,398,000, or 20%, and generated income from operations of $2,243,000, compared to $1,233,000 for the six months ending June 30, 2009. As the High Power Group’s sales increased, operating costs, as a percentage of sales, decreased by approximately 4%.”

“SL Montevideo Technology, which was adversely impacted in 2009 by lower capital investment, particularly in the commercial aerospace and industrial markets, recorded a sales increase in the first half of 2010, compared to 2009 of $1,511,000, or 11%. All of SL Montevideo’s product lines had increases in sales in 2010, compared to 2009, particularly military which increased by $1,057,000, which accounted for the majority of the sales increase of $1,511,000.”

Fejes continued, “RFL Electronics also reported double digit sales growth in the first half of 2010, compared to 2009, of 18%, while income from operations increased by $1,078,000, or 169%. Sales of all of RFL’s product lines increased in 2010, compared to 2009, including sales of its new GARD product. Most of RFL’s growth in sales in the first half has been driven by domestic customers.”

Fejes added, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $2.9 million for the six month period ended June 30, 2010, compared to $3.1 million for the same period in 2009. This decrease was largely due to lower professional fees, compensation expense, and insurance costs.”

Fejes stated, “While operating costs as a percentage of sales decreased in 2010, compared to 2009, we will continue to focus on managing our operations and assets employed. We will be increasing our focus on “lean” initiatives throughout our operations. As of June 30, 2010, the Company maintained a cash balance of $6.7 million and had no outstanding bank debt. The Company did have, however, $0.5 million in outstanding letters of credit. The Company generated $2.1 million in cash flow from operating activities in the second quarter of 2010, compared to $3.6 million used in operating activities in the first quarter of 2010.”

About SL Industries, Inc.
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Glen Kassan, Chief Financial Officer
E-mail:  Glen.Kassan@slindustries.com
Phone:  856-727-1500
Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,679	$9,967
Receivables, net	30,028	22,388
Inventories, net	20,380	18,815
Other current assets	6,372	4,743
Total current assets	63,459	55,913

Property, plant and equipment, net	9,020	9,274
Intangible assets, net	27,256	27,708
Other assets	6,213	6,556
Total assets	$105,948	$99,451

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$26,241	$20,849
Other liabilities	9,376	9,502
Shareholders' equity	70,331	69,100
Total liabilities and shareholders' equity	$105,948	$99,451

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$47,790	$34,956	$89,923	$71,188

Cost and expenses:
Cost of products sold	32,579	23,559	60,722	47,904
Engineering and product development	3,201	2,973	6,181	6,224
Selling, general and administrative	7,881	7,420	15,941	14,777
Depreciation and amortization	798	918	1,572	1,816
Restructuring charges	0	534	0	534
Total cost and expenses	44,459	35,404	84,416	71,255

Income (loss) from operations	3,331	(448)	5,507	(67)
Other income (expense):
Amortization of deferred financing costs	(60)	(47)	(121)	(95)
Fire related loss, net	(70)	0	(108)	0
Interest income	1	2	1	6
Interest expense	(9)	(13)	(42)	(47)

Income (loss) from continuing operations before income taxes	3,193	(506)	5,237	(203)

Income tax provision (benefit)	1,130	(159)	1,898	(101)
Income (loss) from continuing operations	2,063	(347)	3,339	(102)
(Loss) from discontinued operations, net of tax	(1,049)	(87)	(1,199)	(283)
Net income (loss)	$1,014	$(434)	$2,140	$(385)

Basic net income (loss) per common share
Income (loss) from continuing operations	$0.34	$(0.06)	$0.55	$(0.02)
(Loss) from discontinued operations, net of tax	(0.17)	(0.01)	(0.20)	(0.05)
Net income (loss)	$0.17	$(0.07)	$0.35	$(0.06)*

Diluted net income (loss) per common share
Income (loss) from continuing operations	$0.34	$(0.06)	$0.55	$(0.02)
(Loss) from discontinued operations, net of tax	(0.17)	(0.01)	(0.20)	(0.05)
Net income (loss)	$0.17	$(0.07)	$0.35	$(0.06)*

Shares used in computing basic net income (loss) per common share	6,027	6,002	6,076	5,968
Shares used in computing diluted net income (loss) per common share	6,066	6,002	6,111	5,968

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$1,014	$(434)	$2,140	$(385)
Other comprehensive income, net of tax:
Foreign currency translation	30	(1)	(9)	(9)
Comprehensive income (loss)	$1,044	$(435)	$2,131	$(394)

* Earnings per share does not total due to rounding.